Exhibit 99.1

Intricon Announces Completion of Acquisition by an Affiliate of
Altaris Capital Partners

Investment by Altaris Supports Intricon’s Ability to Deliver Innovative Solutions and Service to its Customers

ARDEN HILLS, Minn., May 24, 2022 -- Intricon Corporation (NASDAQ: IIN), an international joint development manufacturer engaged in designing, developing, engineering, manufacturing, and packaging miniature interventional, implantable and body-worn medical devices, today announced the completion of its acquisition by funds affiliated with Altaris Capital Partners, LLC (together with certain affiliated entities, “Altaris”) for $24.25 per share in cash, or approximately $241 million on a fully diluted basis. The transaction was announced on February 28, 2022, and received approval from stockholders on May 24, 2022. As a result of the transaction, Intricon is now a privately held company and its stock will no longer be traded on the NASDAQ.

“We are pleased to announce the successful conclusion of our previously announced transaction with Altaris,” said Scott Longval, President and Chief Executive Officer. “Our team has done an outstanding job of advancing our joint development manufacturing capabilities in micromedical technology across a broad range of high growth markets. As we enter the next chapter for our company, we believe that Altaris is the ideal partner to help us further advance our mission.”

Piper Sandler & Co. served as exclusive financial advisor to Intricon and Blank Rome served as legal counsel to Intricon. ArentFox Schiff LLP and Linklaters LLP served as legal counsel to Altaris.

About Altaris Capital Partners, LLC
Altaris is a healthcare investment firm with an exclusive focus on building companies that deliver value to the healthcare system through innovation and efficiency. Since inception in 2003, Altaris has invested in more than 45 healthcare companies which have generated significant value appreciation for investors. Altaris is headquartered in New York City and manages $5.0 billion of equity capital. For more information, please visit www.altariscap.com.

About Intricon Corporation
Intricon is a Joint Development Manufacturer that integrates components and assemblies to advance micro-medical technology across a range of device platforms for global customers. Intricon approaches each engagement with an all-in commitment, working with customers every step of the way- from the earliest idea stages to ongoing production - in order to advance program performance and deliver results. With a focus on key device platforms, Intricon helps advance clinical outcomes by always looking ahead with proactive support and resources through integration of its core competencies. Intricon has facilities in the United States, Asia and Europe.